Exhibit 10.1

FIRST AMENDMENT TO THE
CARDINAL HEALTH, INC.
SENIOR EXECUTIVE SEVERANCE PLAN

WHEREAS, Cardinal Health, Inc., an Ohio corporation (the “Company”), has adopted the Cardinal Health, Inc. Senior Executive Severance Plan (the “Plan”);
WHEREAS, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that it would be advisable and in the best interest of the Company to amend the Plan to (a) modify the definition of “Termination for Cause,” (b) eliminate the 60-day delay in payment of the first installment of the Severance Payment (as defined in the Plan), and (c) provide for a “Restricted Period” (as set forth in Annex A of the Plan) of 1.5 years for Participants (as defined in the Plan) at the Senior Vice President level and above who are not Executive Officers (as defined in the Plan); and
WHEREAS, the Committee desires to amend the Plan as set forth herein to reflect such amendments and to correct a typographical error.
NOW, THEREFORE, pursuant to Section 8.2 of the Plan, the Plan is hereby amended as follows:
1.The definition of “COBRA Reimbursement” set forth in Article II of the Plan is hereby amended and restated in its entirety to read as follows:

“COBRA Reimbursement” has the meaning set forth in Section 5.1(e).
2.The definition of “Termination for Cause” set forth in Article II of the Plan is hereby amended and restated in its entirety to read as follows:

“Termination for Cause” means a Termination of Employment on account of (a) the willful and continued failure of the Eligible Employee to perform substantially the Eligible Employee’s duties with any member of the Company Group (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Eligible Employee by the Administrator or its representative, which specifically identifies the manner in which the Administrator believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties; (b) the willful engaging by the Eligible Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to any member of the Company Group; (c) the Eligible Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty or moral turpitude; (d) the Eligible Employee committing or engaging in fraud, embezzlement or theft against the Company; (e) the Eligible Employee’s material breach of any restrictive covenant in favor of the Company Group by which such Eligible Employee is bound; or (f) the Eligible Employee has willfully and materially violated the Company’s Standards of Business Conduct or any other written Company policy. During the Change of Control Period, (A) a Termination of Employment shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to the Eligible Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Applicable Board (excluding the Eligible Employee, if the Eligible Employee is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Eligible Employee and the Eligible Employee is given an opportunity, together with counsel for the Eligible Employee, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, the Eligible Employee is guilty of the conduct described in clause (a), (b), (e) or (f) above; and (B) for purposes of the immediately preceding sentence, no act, or failure to act, on the part of an Eligible Employee shall be considered “willful” unless it is done, or omitted to be done, by the Eligible Employee in bad faith or without reasonable belief that the Eligible Employee’s action or omission was in the best interests of the Company Group. Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Board or, if the Company is not the ultimate parent corporation of the Company Group and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (ii) the instructions of the Chief Executive Officer of the Company (in the case of any Eligible Employee other than the Chief Executive Officer of the Company) or a senior officer of the Company, or (iii) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Eligible Employee in good faith and in the best interests of the Company Group.

3.Section 5.1(b) of the Plan is hereby amended and restated in its entirety to read as follows:

(a)    An amount in cash equal to the product of (i) the Participant’s Multiple and (ii) the sum of the Participant’s Annual Base Salary and Target Annual Bonus (the “Severance Payment”), which Severance Payment shall be payable in substantially equal installments over the applicable Severance Period in accordance with the Company’s normal payroll practices.

4.Plan Participants. The chart set forth in Annex A of the Plan is hereby amended and restated in its entirety to read as follows:

Position	Multiple	COC Multiple	Restricted Period
Chief Executive Officer (“CEO”)	2.0x	2.5x	2 years
Executive Officers (other than the CEO)	1.5x	2.0x	2 years
Senior Vice President and Above (other than Executive Officers and the CEO)	1.5x	2.0x	1.5 year

5.Miscellaneous.

(a)Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

(b)Governing Law. This Amendment shall be governed by the substantive laws, but not the choice of law rules, of the State of Ohio.

Adopted by the Human Resources and Compensation Committee on November 5, 2019.